CELERITY SOLUTIONS, INC.

EXHIBIT 21.1
List of Capitol Multimedia, Inc. Subsidiaries

Name of Subsidiary                      State of Jurisdiction of Incorporation
------------------                      --------------------------------------

Animation Magic, Inc.                        Delaware

Client Server Technologies, Inc.             Massachusetts

"Paragon" LLC                                St. Petersburg, Russia

Somerset Solutions, Inc                      Delaware